   As filed with the Securities and Exchange Commission on February 23, 1999

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                -----------------

                              STARBASE CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           DELAWARE                                       33-0567363
  (State or other jurisdiction                           (IRS employer
of incorporation or organization)                     Identification number)


                        4 HUTTON CENTRE DRIVE, SUITE 800
                            SANTA ANA, CA 92707-8713
                                 (714) 445-4400
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                                DOUGLAS S. NORMAN
                        4 HUTTON CENTRE DRIVE, SUITE 800
                            SANTA ANA, CA 92707-8713
                                 (714) 445-4400
             (Name, address, including zip code, telephone number,
                   including area code, of agent for service)


                                    COPY TO:
                           Martin Eric Weisberg, Esq.
                       Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                             New York, NY 10036-8735
                                 (212) 704-6050


--------------------------------------------------------------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
                                                            Proposed
                                          Amount             Maximum             Proposed
                                          To Be             Aggregate             Maximum              Amount of
  Title of each class of                Registered          Price Per            Aggregate           Registration
Securities to be registered                (1)               Share             Offering Price             Fee
---------------------------            -----------          ---------          ---------------       ------------
Common Stock, par value
$0.01 per share                           155,993            $1.797(4)         $    280,319.42         $   77.93

Common Stock, par value
$0.01 per share                         6,243,476(2)         $1.797(4)         $ 11,219,526.38         $3,119.03


Common Stock, par value
$0.01 per share                           435,977(3)         $1.996(5)         $    870,421.44         $  241.98
-----------------------------------------------------------------------------------------------------------------
Total                                   6,835,446                              $ 12,370,267.25         $3,438.94
-----------------------------------------------------------------------------------------------------------------

(1) Represents the shares of common stock being registered for resale by the selling stockholders.

(2) Pursuant to Rule 416, the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock as shall be issued by us upon the conversion of the preferred stock issued in connection with a private placement with the selling stockholders. The number of shares is an estimate and is 200% of the number of shares that would be issuable upon conversion of the preferred stock based on the closing price of the common stock when the preferred stock was sold. Such number is subject to adjustment and could be materially greater or less than such amount depending upon factors that cannot be predicted at this time, including, among others, stock splits, stock dividends and similar transactions, the effect of anti-dilution provisions included in the securities purchase agreement and by reason of changes in the conversion ratio of the preferred stock in accordance with the terms thereof. This presentation is not intended to constitute a prediction of the future market price of the common stock or the number of shares of common stock issuable upon conversion of the preferred stock.

(3) Represents shares issuable upon exercise of warrants evidencing the right to purchase shares of common stock.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act of 1933, as amended, based on the average ($1.797) of the bid ($1.781) and asked ($1.813) price of the common stock on the Nasdaq SmallCap Market on February 18, 1999.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act. The prices per share and aggregate offering prices are based on (i) with respect to 278,302 shares of common stock issuable upon exercise of warrants, the average ($1.797) of the bid ($1.781) and asked ($1.813) price of the common stock on the Nasdaq SmallCap Market on February 18, 1999 and (ii) with respect to 157,675 shares of common stock issuable upon exercise of warrants, the exercise price of the warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                      An Exhibit Index appears on page E-1

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not seeking an offer to buy these securities in any state where the offer or sale is not permitted.


                                   PROSPECTUS

                              STARBASE CORPORATION

                        6,835,446 SHARES OF COMMON STOCK


        o The shares of common stock offered by this prospectus are being sold by the selling stockholders. We will not receive any proceeds from the exercise of these shares. We will receive proceeds from the exercise of warrants and those proceeds will be used for our general corporate purposes.

        o Our common stock is traded on the Nasdaq SmallCap Market under the symbol SBAS.

        o On February 18, 1999, the closing bid price of our common stock on the Nasdaq SmallCap Market was $1.781.


        THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.


               --------------------------------------------------


        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               --------------------------------------------------

                              STARBASE CORPORATION
                        4 Hutton Centre Drive, Suite 800
                            Santa Ana, CA 92707-8713
                             (714) 445-4400 (phone)
                              (714) 445-4404 (fax)


                               ____________ , 1999

                                TABLE OF CONTENTS


Risk Factors...............................................................3

Forward-Looking Statements.................................................8

Use of Proceeds............................................................9

Dividend Policy............................................................9

Selling Stockholders.......................................................9

Description of Securities.................................................11

Plan of Distribution......................................................12

Where You Can Find More Information.......................................13

Indemnification of Directors and Officers.................................14

Legal Matters.............................................................15

Experts...................................................................15

                                  RISK FACTORS

        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK, INCLUDING THOSE RISKS DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.


                RISKS ASSOCIATED WITH OUR PAST FINANCIAL RESULTS


WE MAY NOT HAVE ENOUGH CASH TO OPERATE OUR BUSINESS

        Our cash requirements to run our business have been and will continue to be significant. Since 1995, our negative cash flow from operations is as follows:


            Fiscal year ended:                            Negative Cash Flow
            ------------------                            ------------------
            o   March 31, 1995                               $6,179,000
            o   March 31, 1996                               $4,949,000
            o   March 31, 1997                               $6,506,000
            o   March 31, 1998                               $5,662,000
            ---------------------                         ------------------
            Nine Months ended:                            Negative Cash Flow
            ---------------------                         ------------------
            o   December 31, 1998                            $8,021,000
            ---------------------                         ------------------

        Our ability to continue operations will depend on our positive cash flow, if any, from future operations or our ability to raise additional funds through equity or debt financing. We do not know if we can raise additional funding or that such funding will be available on favorable terms. We could be required to cut back or stop operations if we are unable to raise or obtain needed funding.


WE HAVE A HISTORY OF LOSSES AND WE MAY NOT BE ABLE TO OPERATE PROFITABLY IN THE FUTURE

        Since we began operations, we have had a history of losses. As of December 31, 1998 we accumulated losses of approximately $49,000,000. We anticipate incurring additional losses until we can successfully market and distribute our existing products and develop, market, and distribute our planned future products. The development of software products is difficult and time consuming, requiring the coordinated participation of various technical and marketing personnel and, at times, independent third-party suppliers. This development process often encounters unanticipated delays due to changes in features and functionality. There are also increased expenses frequently encountered in connection with the development of new technologies. We cannot assure you that our product development efforts will result in a commercially viable business or that we will be able to generate significant revenues or operate profitably.

        The report of our independent accountants on our March 31, 1998 consolidated financial statements contains an explanatory paragraph regarding our ability to continue as an ongoing business. Our independent accountants cited recurring losses that raised substantial doubt as to our ability to continue as an ongoing business.

                   RISKS ASSOCIATED WITH THE SOFTWARE INDUSTRY


OUR SOFTWARE PRODUCTS MAY NOT BE SUCCESSFULLY COMPLETED OR ACCEPTED BY THE
PUBLIC

        We are a leading provider of advanced Internet and intranet based team collaboration and software configuration management tools. Our success will depend on our ability to market our current products, including our StarTeam products, and to quickly introduce and market additional products. While we are in various stages of developing additional products, we cannot assure you that such additional products will be completed or successfully marketed. User preferences for software products are difficult to predict and, historically, only a limited number of software products have achieved sustained market acceptance. A number of factors beyond our control affect demand for software products, including the preferences of users and the capability of personal computers to run the software. Further, the market for our team collaboration and software configuration management tools is evolving. We cannot assure you that the products we introduce will achieve acceptance, or that other software vendors will not develop and market products which render our products obsolete or less competitive. Failure to obtain significant customer satisfaction or market share for our products would significantly and negatively affect our business.


THE SOFTWARE INDUSTRY IS HIGHLY COMPETITIVE AND WE COMPETE AGAINST COMPANIES WITH GREATER RESOURCES THAN US

        Our competitors include a broad range of companies that develop and market tools for team collaboration. Many of our current and prospective competitors have significantly greater financial, technical, sales and marketing resources than we do. Our competitors may develop products comparable or superior to ours and may adapt more quickly than we do to new technologies, evolving industry trends or customer requirements.

        The success of our products in the marketplace depends on product performance, price, ease of use, support of industry standards, and customer support and service. We cannot assure you that we will be able to compete successfully given these factors. In particular, we face competitive pressures from existing and new competitors who offer lower prices. This could result in loss of sales, price reductions, reduced margins or loss of market share, any of which would significantly and negatively affect our results of operations.


COMPETITION FOR PERSONNEL IN THE SOFTWARE INDUSTRY IS INTENSE AND WE MAY NOT BE ABLE TO ATTRACT AND RETAIN KEY PERSONNEL FOR OUR BUSINESS

        Our success depends on the continued service and performance of certain key technical, marketing, sales, and management personnel. None of our management is covered by an employment contract or a key person life insurance policy. Moreover, other companies in the software industry are competing for talented employees with generous stock option grants and bonus potential. We cannot assure you that we will be successful in hiring or retaining qualified personnel. Loss of key personnel or the inability to hire and retain qualified personnel could significantly and negatively affect our business and research and development efforts.


WE MAY NOT BE ABLE TO ADEQUATELY RESPOND TO RAPID CHANGES IN TECHNOLOGY AND CUSTOMER PREFERENCES FOR SOFTWARE PRODUCTS

        The market for our products is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, and frequent new product introductions. Our future success will depend on our ability to enhance our current products, to develop new products on a timely and cost-effective basis to meet changing customer needs and to respond to emerging industry standards and other technological changes. If we fail to anticipate or respond adequately to changes in technology and customer preferences, or have any significant delays in product development or introduction, it could significantly harm our results of operations.

        In addition, our complex software products may contain undetected errors when first introduced or as new versions of the software are released. Despite extensive testing, errors may occur in new products after commercial shipments begin. This could result in loss of, or delay in, market acceptance of our products.


                RISKS ASSOCIATED WITH OUR BUSINESS AND OPERATIONS


OUR COMPUTER SYSTEMS MAY NOT RECOGNIZE THE YEAR 2000

        The concerns about the upcoming year 2000 have arisen because older computer programs that used two digits rather than four to define the applicable year could malfunction. As a result, any computer programs that have date-sensitive software may recognize a date using 00 as the calendar year 1900 rather than the year 2000. This could result in a system failure or in miscalculations causing disruptions of operations, including a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Although we believe that our products and internal computer systems comply with the year 2000, system failures of our customers or suppliers due to the year 2000 problem could have a significant negative effect on our business.


WE HAVE SIGNIFICANT RESEARCH AND DEVELOPMENT COSTS

        The development of sophisticated software products is a lengthy and capital intensive process and is subject to unforeseen risks, delays, problems and costs. Unanticipated technical or other problems may occur which would result in delays in our development program. If we fail to complete development of a product or to enhance existing products we could suffer a complete loss of the funds committed by us to that product. This loss could be substantial.


WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR EXPANSION AND GROWTH STRATEGY

        The expansion of our product line has extended our resources and we expect to continue to extend our management and operations, including our sales, marketing, customer support, research and development, and finance and administrative operations. Our future performance will depend in part on our ability to manage growth, should that occur, and to adapt our operational and financial control systems, if necessary, to respond to changes resulting from that growth. Our failure to respond to growth and manage growth effectively could have a significant negative effect on our business, financial condition, and results of operations.

WE MAY NOT BE ABLE TO PROTECT THE RIGHTS TO OUR SOFTWARE TECHNOLOGY

        The success of our business depends on protecting our proprietary technology. We rely on a combination of copyright, trademark, and trade secret laws, confidentiality procedures, and licensing arrangements to establish and protect our proprietary rights. As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees and distributors, and limit access to, and distribution of, our software, documentation, and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization, or to develop similar technology independently. In addition, effective protection of intellectual property rights may depend on judicial interpretation of applicable law and may be unavailable or limited in certain foreign countries.

        We provide our products to end-users primarily under shrink-wrap, or standard, license agreements included within the packaged software. The licensee does not negotiate or sign these agreements, and thus these agreements may not be enforceable in certain jurisdictions where enforcement is either expensive or limited for other reasons. Protection of intellectual property can be extremely costly.

        We are not aware of any instances where any of our products infringe the proprietary rights of third parties nor are we aware of all potential claims of infringements. In addition, third parties may claim that we infringe on their current or future products. Any such claims, with or without merit, could result in costly litigation or might require us to enter into royalty or licensing agreements.

                      RISKS ASSOCIATED WITH OUR SECURITIES


YOUR PERCENTAGE OF OWNERSHIP, VOTING POWER AND PRICE OF COMMON STOCK IN OUR COMPANY MAY DECREASE AS A RESULT OF EVENTS WHICH INCREASE OUR OUTSTANDING COMMON STOCK


        As of February 8, 1999, we had the following capital structure:


        Common Stock Outstanding:                              27,311,971
        Common Stock issuable upon:
            Conversion of Series E Preferred Stock:               770,509
            Conversion of Series H Preferred Stock:             4,853,331
            Exercise of warrants:                               3,043,920
            Exercise of options:                                6,439,680
                                                               ----------
        Total:                                                 42,419,411
                                                               ==========

        The number of shares of our common stock outstanding includes 1,418,638 shares held in escrow under a performance escrow agreement. The common stock issuable upon the conversion of Series H preferred stock is an estimate based on the number of shares that would be issuable upon conversion of the preferred stock at that time. The common stock issuable upon exercise of options must vest and is generally issuable over a four year period. As of February 8, 1999, only 1,970,872 shares could be issued upon the exercise of options. We may also conduct additional future offerings of our common stock or other securities with rights to convert the securities into shares of our common stock.

        As a result of the potential conversion of preferred stock into our common stock, the exercise of warrants or options into our common stock, or other future issuances of common stock, your percentage of ownership and voting power of common stock may decrease. Also, the book value per share of common stock may be reduced. This reduction would occur if the exercise price of the options or warrants or the conversion ratio of the preferred stock were lower than the book value per share of common stock at the time of such exercise or conversion.

        The addition of a substantial number of shares of common stock, including the shares offered by this prospectus, into the market or by the registration of securities under the Securities Act may significantly and negatively affect the prevailing market price for the common stock. In addition, future sales of shares of common stock issuable upon the exercise of outstanding warrants and options may have a depressive effect on the market price of the common stock, as such warrants and options would be more likely to be exercised at a time when the price of the common stock is in excess of the applicable exercise price.


WE ARE CONTROLLED BY OUR MANAGEMENT AND OTHER RELATED PARTIES

        As of February 8, 1999, our chairman of the board of directors and our officers, directors and related parties, as a group, beneficially own approximately 3.1% and 7.7%, respectively, of our outstanding common stock. These amounts include common stock issuable upon the exercise of warrants and/or options as well as indirect ownership of common stock. As a result, these stockholders will be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.


WE DO NOT PAY DIVIDENDS ON OUR COMMON STOCK

        Since we began operations, we have not paid any dividends on our common stock. Under the corporate law of Delaware, dividends can only be paid out of our retained earnings, or, if there are no retained earnings, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. At December 31, 1998, we had an accumulated deficit of approximately $49,000,000, which prevents us from paying dividends in the foreseeable future.


OUR STOCK PRICE IS EXTREMELY VOLATILE AND MAY DECREASE RAPIDLY

        The trading price of our common stock has historically been subject to wide fluctuation in response to variations in actual or anticipated operating results, announcements of new products or technological innovations by us or our competitors, and general conditions in the software industry. In addition, stock markets have experienced extreme price and volume trading volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many high-technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may significantly and negatively affect the market price of our common stock.


WE CAN SELL OR ISSUE PREFERRED STOCK WITH GREATER RIGHTS THAN OUR COMMON STOCK

        Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock. The board has the power to establish the dividend rates, preferential payments on our liquidation, voting rights, redemption and conversion terms and privileges for any series of preferred stock. The sale or issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change of ownership without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.


IF WE CANNOT MEET THE NASDAQ SMALLCAP MARKET MAINTENANCE REQUIREMENTS NASDAQ MAY DELIST THE COMMON STOCK WHICH COULD NEGATIVELY AFFECT THE PRICE OF COMMON STOCK

        The board of governors of the NASD has established certain standards for the continued listing of a security on the Nasdaq SmallCap Market. The maintenance standards for continued listing of our common stock on the SmallCap require, among other things, that we have net tangible assets of at least $2 million. As of February 8, 1999 we comply with the listing requirements. Although we currently comply, we cannot assure you that we will be able to satisfy the requirements for maintaining a SmallCap listing in the future. If our common stock were to be excluded from listing on the SmallCap, it may negatively affect the price of the common stock and the ability of holders to sell the common stock.


IF NASDAQ DELISTS OUR COMMON STOCK YOU WOULD NEED TO COMPLY WITH THE PENNY STOCK REGULATIONS WHICH COULD MAKE IT MORE DIFFICULT TO SELL YOUR COMMON STOCK

        In the event that our securities are not listed on the SmallCap, trading of the common stock would be conducted in the "pink sheets" or through the NASD's Electronic Bulletin Board and covered by Rule 15g-9 under the Securities Exchange Act of 1934. Under such rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

        The SEC adopted regulations that generally define a penny stock as any equity security that has a market price of less than $5.00 per share, with certain exceptions. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with it. If our common stock were a penny stock, the ability of broker/dealers to sell the common stock and the ability of purchasers in this offering to sell their securities in the secondary market would be limited. As a result, the market liquidity for the common stock would be severely and adversely affected. We cannot assure you that trading in our securities will not be subject to these or other regulations in the future which would negatively affect the market for such securities.

                          FORWARD - LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as may, will, except, anticipate, intend, estimate, continue, believe or other similar words. Similarly, statements that describe our future expectations, objectives and goals or contain projections of our future results of operations or financial condition are also forward-looking statements. Our future results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed under the heading "Risk Factors" and other cautionary statements in this prospectus.

                                 USE OF PROCEEDS

        The selling stockholders are selling all of the shares covered by this prospectus for their own accounts. Accordingly, we will not receive any proceeds from the resale of the shares. We will receive proceeds from the exercise of the warrants. If all the warrants were exercised, we would receive approximately $617,000. We will use the net proceeds for general corporate purposes. We will bear all expenses relating to this registration except for brokerage or underwriting commissions and expenses, if any, which the selling stockholders will pay.


                                 DIVIDEND POLICY

        We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain all available funds for use in the operation of our business. As such, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.


                              SELLING STOCKHOLDERS

        We issued the shares of common stock covered by this prospectus to the selling stockholders under a private placement, consulting agreements and an accounts receivable purchase agreement.

        This prospectus covers the resale by the selling stockholders of up to 6,243,476 shares of our common stock to be issued upon the conversion of the series H preferred stock, which amount of shares is an estimate and is not a prediction of the actual number of shares of common stock we will issue upon conversion of the series H preferred stock. This prospectus also covers the resale by the selling stockholders of up to 323,025 shares of our common stock issuable upon exercise of warrants issued in the private placement, 55,452 shares of common stock issuable upon exercise of warrants issued for the establishment of an accounts receivable financing agreement and 57,500 shares of common stock issuable upon exercise of warrants issued under consulting arrangements. Finally, this prospectus covers the resale by the selling stockholders of 155,993 shares of common stock issued under consulting agreements.

        We are registering the shares of common stock offered in this prospectus with the SEC to permit public secondary trading. As a result, the selling stockholders may offer all or part of the shares for resale to the public from time to time.

        The table on the following page lists certain information regarding the selling stockholders' ownership of shares of our common stock, assuming the conversion of preferred stock at the then conversion ratio as of February 8, 1999, and as adjusted to reflect the sale of the shares. Information concerning the selling stockholders may change from time to time. To the extent that the selling stockholders or any of its representatives advise us of such changes and if required, we will report those changes in a supplement to this document. Except as set forth in this prospectus, to our knowledge, no selling stockholder has held any position or office, or has had any material relationship, with us or any parties related to us within the past three years.

                                                                                    Amount        Percentage
                                            Amount                               Beneficially    Beneficially
                                          Beneficially                              Owned           Owned
                                           Owned Prior           Amount           Following       Following
          Name                            to Offering(1)        Offered(1)       Offering(2)      Offering
------------------------------            --------------       ------------      ------------    ------------
Balmore Fund S.A.                          1,545,316(3)        1,545,316(3)              0            *
Austost Anstalt Schann.                    1,545,316(3)        1,545,316(3)              0            *
HSBC James Capel Canada, Inc.                618,124(4)          618,124(4)              0            *
Manchester Asset Management.               1,078,065(5)        1,017,336(5)         60,729            *
Amro International                           618,124(4)          618,124(4)              0            *
Gundyco in Trust for                       1,682,937(6)        1,081,722(6)        601,215            2
   RRSP     550-98866-19
Libra Finance S.A.                            66,265(7)           61,812(7)          4,453            *
Black Hills Investment Corp.                  74,251(8)           74,251(8)                           *
Kurt Motamedi                                 80,000              80,000                 0            *
Continental Capital & Equity Corp.           125,993 (9)         125,993(9)              0            *
Institutional Development, Inc.               12,000(10)          12,000(10)             0            *
Silicon Valley Bank                           66,952(11)          55,452(11)        11,500            *

-------------------------
 *   Represents less than one percent.

(1) The number of shares of common stock indicated is an estimate and includes 200% of the number of shares that would be issuable upon conversion of 3,185 shares of the preferred stock based on the closing price of the common stock when the preferred stock was sold plus the shares issuable upon exercise of warrants evidencing the right to purchase shares of common stock and is subject to adjustment. The actual amount could be materially more or less than such estimated amount depending upon factors that we cannot predict at this time.

(2) Assumes no sales are effected by the selling stockholder during the offering period other than under the registration statement.

(3) Includes 75,000 shares of common stock issuable upon the exercise of warrants.

(4) Includes 30,000 shares of common stock issuable upon the exercise of warrants.

(5) Includes 110,079 shares of common stock issuable upon the exercise of warrants owned prior to offering of which 49,350 are offered in this prospectus.

(6) Includes 653,715 shares of common stock issuable upon the exercise of warrants owned prior to offering of which 52,500 are offered in this prospectus.

(7) Includes 7,453 shares of common stock issuable upon the exercise of warrants owned prior to offering of which 3,000 are offered in this prospectus.

(8) Includes 3,675 shares of common stock issuable upon the exercise of warrants.

(9) Includes 50,000 shares of common stock issuable upon the exercise of warrants.

(10) Represents common stock issuable upon the exercise of warrants.

(11) Includes 55,452 shares of common stock issuable upon the exercise of warrants.

                            DESCRIPTION OF SECURITIES

SERIES H PREFERRED STOCK

        In November 1998, we entered into security purchase agreements to sell 3,000 shares of series H preferred stock. Each share of preferred stock has a stated value, or "liquidation preference", of $1,000, which means, for example, that if we go bankrupt and all of our assets are sold, the holders of each share would be entitled to a preferential payment of $1,000 before holders of our common stock would receive any of the proceeds from the sale. A certificate of designation filed with the secretary of state of Delaware governs the terms and conditions of the preferred stock. The following is a brief description of key terms of the preferred stock.

        DIVIDENDS

        The holders of the preferred stock are not entitled to receive any dividends.

        CONVERSION RIGHTS

        The holders of preferred stock shall have the right to convert their shares into common stock as follows:

        (1) prior to March 23, 1999, a holder may not convert preferred stock;

        (2) beginning March 24, 1999, holders may convert one-third of the preferred stock;

        (3) beginning April 23, 1999, holders may convert an additional one-third of the preferred stock; and

        (4) beginning May 23, 1999, holders may convert the final one-third of the preferred stock.

        Conversions can be made on a cumulative basis at the option of the preferred stockholders. The number of shares of common stock into which each share of the preferred stock may be converted shall be determined by dividing the liquidation preference by an amount equal to the lesser of: (1) 110% of the average of the closing bid prices of the common stock for the five-day trading period on the trading date immediately preceding the date of issuance of the preferred stock or (b) 100% of the "market price", which means the average of the two lowest closing bid prices of the common stock over the thirty trading days immediately preceding the date of conversion.

        The preferred stock is convertible up to two years from the date the registration statement is declared effective by the SEC. In the event that any shares of preferred stock remain outstanding on the second anniversary of the effective date, all remaining shares of preferred stock must be converted on that date.

        We will reserve and keep available a sufficient number of authorized shares of common stock to enable the conversion of all outstanding shares of the preferred stock.

        OPTIONAL REDEMPTION

        We may redeem all or a portion of the preferred stock upon five business days prior written notice to the holders at a price per share equal to the greater of:

        (1) 120% of the aggregate liquidation preference; and

        (2) the product of (a) the conversion price and (b) the closing bid price of the common stock on the trading date immediately preceding the date of the notice of redemption.

Until converted, we will be entitled to redeem shares of the preferred stock in accordance with the terms and conditions set forth in the certificate of designation.

        NO VOTING RIGHTS

        Except as otherwise provided by law, preferred stockholders shall not be entitled to vote upon any matter relating to our business affairs or for any other purpose.


                              PLAN OF DISTRIBUTION

        The selling stockholders may offer their shares of common stock at various times in one or more of the following transactions:

        o On any U.S. securities exchange on which our common stock may be listed at the time of such sale;

        o   In the over-the-counter market;

        o In transactions other than on such exchanges or in the over-the-counter market;

        o   In connection with short sales; or

        o   In a combination of any of the above transactions.


        The selling stockholders may offer their shares of common stock at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

        The selling stockholders may use broker-dealers to sell their shares of common stock. If this occurs, broker-dealers will either receive discounts or commission from the selling stockholder, or they will receive commissions from the purchasers of shares of common stock for whom they acted as agents. Such brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for others or as principals for their own accounts and reselling such securities under the prospectus.

        The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be considered underwriters under the Securities Act. As such, any commissions or profits they receive on the resale of the shares may be considered underwriting discounts and commissions under the Securities Act.

        As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling stockholders with respect to the offer to sale of the shares under this prospectus. If we become aware of any agreement, arrangement or understanding, to the extent required under the Securities Act, we will file a supplemental prospectus to disclose:

        (1) the name of any such broker-dealers;

        (2) the number of shares involved;

        (3) the price at which such shares are to be sold;

        (4) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

        (5) that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and

        (6) other facts material to the transaction.

        The purchase agreements have reciprocal indemnification provisions between us and each selling stockholder to indemnify each other against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact. We have agreed to bear customary expenses incident to the registration of the shares for the benefit of the selling stockholders in accordance with such agreements, other than underwriting discounts and commissions directly attributable to the sale of such securities by or on behalf of the investor.


                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York, NY, and Chicago, IL. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

        We have filed a registration statement on Form S-3 with the SEC to register shares of our common stock. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information included in the registration statement. For further information about us and this offering, you may refer to the registration statement and its exhibits. You can review and copy the registration statement and its exhibits at the public reference facilities maintained by the SEC or on the SEC's website described above.

        This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus, and information that we file with the SEC at a later date will automatically update or supersede this information. We incorporate by reference the following documents as well as any future filing we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

        1. Annual Report on Form 10-KSB/A for the fiscal year ended March 31, 1998;

        2. Quarterly Reports on Form 10-QSB for the periods ended June 20, 1998, September 30, 1998 and December 31, 1998;

        3.  Current Report on Form 8-K filed on August 17, 1998; and

        4. Registration Statement on Form 10, as amended, containing the description of our common stock, dated April 27, 1995.

        You may request a copy of these filings, at no cost, by writing to us at 4 Hutton Centre Drive, Suite 800, Santa Ana, CA 92707, Attention: Investor Relations.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law allows companies to indemnify their directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law.

        Our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission. Our certificate of incorporation authorizes us to indemnify our officers, directors and other agent to the fullest extent permitted under Delaware law.

        We have entered into an indemnification agreement with each of our directors and officers. In some cases, the provisions of the indemnification agreement may be broader than the specific indemnification provisions contained in our certificate of incorporation or otherwise permitted under Delaware law. Each indemnification agreement may require us to indemnify an officer or director against certain liabilities that may arise by reason of his status or service as an officer or director, or against liabilities arising from the director's willful misconduct of a culpable nature. The indemnification agreement may also require us to obtain directors' and officers' liability insurance, if available on reasonable terms. We maintain a directors and officers liability policy with Lloyds of London and General Star Indemnity Corporation that contains an aggregate limit of liability of $5,000,000 through 2001.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

        Parker Chapin Flattau & Klimpl, LLP, New York, New York will pass upon the validity of the securities offered hereby. Martin Eric Weisberg, Esq., a member of the firm, is our Secretary.


                                     EXPERTS

        The financial statements for the year ended March 31, 1998 incorporated by reference in this prospectus have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the ability of StarBase to continue as a going concern, as described in Note 2 to the financial statements, and an explanatory paragraph relating to our restated loss per common share calculation, as described in Note 3 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF _______________,


                                ----------------



TABLE OF CONTENTS                                                    PAGE
------------------------------------------                        -----------

Risk Factors                                                            3
Forward-Looking Statements                                              8
Use of Proceeds                                                         9
Dividend Policy                                                         9
Selling Stockholders                                                    9
Description of Securities                                              11
Plan of Distribution                                                   12
Where You Can Find More Information                                    13
Indemnification of Directors and Officers                              14
Legal Matters                                                          15
Experts                                                                15


-----------------------------------------------------------------------------

                        6,835,446 SHARES OF COMMON STOCK


                              STARBASE CORPORATION


                                  -------------

                                   PROSPECTUS

                                  -------------


                             _______________ , 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses which will be paid by StarBase in connection with the issuance and distribution of the securities being registered on this registration statement. The selling stockholders will not incur any of the expenses set forth below. All amounts shown are estimates.

SEC Registration Fee                                              $  3,438.94
Legal Fees and Expenses                                              3,000.00
Accounting Fees and Expenses                                         7,000.00
Miscellaneous Expenses                                               1,000.00
                                                                  -----------
    Total                                                         $ 14,438.94
                                                                  ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and ,with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonable entitled to indemnity for such expenses.

        The Certificate of Incorporation of StarBase provides that directors shall not be personally liable for monetary damages to StarBase or its stockholders for breach of fiduciary duty as a director, except for liability resulting from a breach of the director's duty of loyalty to StarBase or its stockholders, intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Certificate of Incorporation of StarBase also authorizes StarBase to indemnify its officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law. StarBase has entered into an Indemnification Agreement (the "Indemnification Agreement") with each of its directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in the Certificate of Incorporation of StarBase or as otherwise permitted under Delaware law. Each Indemnification Agreement may require StarBase, among other things, to indemnify officers and directors against certain liabilities that may arise by reason of their status or service as a director or officer, against liabilities arising from willful misconduct of a culpable nature, and to obtain directors' and officers' liability insurance if available on reasonable terms.

        StarBase maintains a directors and officers liability policy with Lloyds of London and General Star Indemnity Corporation that contains an aggregate limit of liability of $5,000,000 through 2001.

ITEM 16. EXHIBITS.

      EXHIBIT
        NO.          DESCRIPTION OF EXHIBIT
      -------        -----------------------------------------------------------

        4.1          Form of Stock Purchase Agreement (Series H Preferred Stock)
        4.2          Certificate of Designation  (Series H Preferred Stock)
        4.3          Form of Registration Rights Agreement (Series H Preferred
                     Stock)
        4.4 Form of Warrant (Series H Preferred Stock and other warrants)
        4.5          Form of Warrant (Accounts Receivable Purchase Agreement)
        5.1          Opinion of Parker Chapin Flattau & Klimpl, LLP
       23.1          Consent of Parker Chapin Flattau & Klimpl, LLP (included in
                     Exhibit 5.1)
       23.2          Consent of PricewaterhouseCoopers, LLP+
       24.1 Powers of Attorney of certain directors and officers of StarBase (included on page II-5)

------------------
+  To be filed by amendment.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1923 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1923) that is incorporated by reference statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on February 22, 1999.


                                             STARBASE CORPORATION

                                             By: /s/ Douglas S. Norman
                                                 -------------------------------
                                                 Douglas S. Norman
                                                 Director of Finance and
                                                 Chief Accounting Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William R. Stow III or Douglas S. Norman, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.


         Signature                                Title                              Date
         ---------                                -----                              ----
   /s/ William R. Stow III             President, Chief Executive Officer       February 22, 1999
-------------------------------           and Chairman of the Board
      William R. Stow III


     /s/ Donald R. Farrow                      Vice Chairman                    February 22, 1999
-------------------------------                and Director
       Donald R. Farrow


     /s/ Frank R. Caccamo                        Director                       February 22, 1999
-------------------------------
       Frank R. Caccamo


     /s/ John R. Snedegar                        Director                       February 22, 1999
-------------------------------
       John R. Snedegar


    /s/ Phillip E. Pearce                        Director                       February 22, 1999
-------------------------------
       Phillip E. Pearce


    /s/ Daniel P. Ginns                          Director                       February 22,1999
-------------------------------
       Daniel P. Ginns


   /s/ Barry W. Sullivan                         Director                       February 22, 1999
-------------------------------
     Barry W. Sullivan


   /s/ Anders B. Vinberg                         Director                       February 22, 1999
-------------------------------
      Anders B. Vinberg


   /s/ Douglas S. Norman                  Director of Finance and               February 22, 1999
-------------------------------           Chief Accounting Officer
      Douglas S. Norman

                                  EXHIBIT INDEX


      EXHIBIT                                                                         SEQUENTIAL
        NO.          DESCRIPTION OF EXHIBIT                                          PAGE NO./REF.
      -------        -----------------------------------------------------------     -------------
        4.1          Form of Stock Purchase Agreement (Series H Preferred Stock)          (A)
        4.2          Certificate of Designation  (Series H Preferred Stock)               (A)
        4.3          Form of Registration Rights Agreement (Series H Preferred
                     Stock)                                                               (A)
        4.4          Form of Warrant (Series H Preferred Stock and other
                     warrants)                                                            (A)
        4.5          Form of Warrant (Accounts Receivable Purchase Agreement)
        5.1          Opinion of Parker Chapin Flattau & Klimpl, LLP
       23.1          Consent of Parker Chapin Flattau & Klimpl, LLP (included in
                     Exhibit 5.1)
       23.2          Consent of PricewaterhouseCoopers, LLP                               (C)
       24.1          Powers of Attorney of certain directors and officers of
                     StarBase (included on page II-5)                                     (B)

(A) Incorporated herein by reference to the StarBase's Form 10QSB (file number 000-25612) filed with the Commission on February 16, 1999.

(B) Included as part of the signature page on page II-5 of this filing.

(C) To be filed by amendment.